Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM EXTENDS JAKE BRACE’S EMPLOYMENT AGREEMENT TO INCLUDE TRANSITION PERIOD

TULSA, OK—(BUSINESS WIRE) — August 25, 2017 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) today announced that the Board of Directors has entered into an amendment to its executive employment agreement with Frederic F. (Jake) Brace, Midstates’ current President and Chief Executive Officer. The amendment extends the term of the agreement from its current termination date of October 21, 2017 until April 21, 2018 and revises the duties of Mr. Brace to include service in a transitional capacity following the appointment by the Company of a replacement President and Chief Executive Officer.  Additional details of the amendment are included in a Form 8-K filed today with the Securities and Exchange Commission.

Alan Carr, Chairman of the Board of Midstates commented, “Jake has been and continues to be a strong leader.  His hard work and commitment during his time at Midstates has been instrumental to the Board.  Thanks in part to Jake’s efforts, Midstates is a significantly stronger company.  We appreciate Jake’s assistance as we transition the Company to a longer-term leadership profile.”

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com